WAXMAN                                                            NYSE:  WAX
[WAXMAN INDUSTRIES, INC. LOGO]      N E W S  R E L E A S E

FOR ADDITIONAL INFORMATION, CONTACT:

    AT THE COMPANY:                      AT THE FINANCIAL RELATIONS BOARD, INC.:
    ---------------                      ---------------------------------------

    ARMOND WAXMAN, CO-CHAIRMAN           KATHLEEN M. BRUNSON
    216-439-1830                         312-266-7800 (CHICAGO)

    MICHAEL J. VANTUSKO, V.P. FINANCE    REGINA K. RYAN
    216-439-1830                         212-661-8030 (NEW YORK)


                    EXCHANGE OFFER AND BARNETT IPO COMPLETED
                    -----------------------------------------

             Bedford Heights, Ohio -- April 3, 1996 -- Waxman Industries, Inc., (NYSE:WAX) and its subsidiary Waxman USA Inc. reported today that the previously announced offer to exchange $48.75 million principal amount of Waxman USA's 11-1/8% Senior Notes due 2001 for a like amount of Waxman Industries 13-3/4% Senior Subordinated Notes due 1999 has been consummated and that $43.03 million or 88.2% of the outstanding principal amount of Senior Subordinated Notes has been exchanged thereunder. In addition, the initial public offering of Barnett Inc. (NNM:BNTT) was also consummated, resulting in aggregate net proceeds to Barnett and Waxman USA of $93.4 million, which includes the exercise in full of the underwriter's over-allotment option. The net proceeds will be used primarily to repay indebtedness. Waxman Industries now owns 44.9% of the outstanding Barnett common stock and, through an ownership of preferred stock of Barnett, controls a combined 54.0% economic equity interest in Barnett.




WAXMAN INDUSTRIES, INC.   24460 AURORA ROAD    BEDFORD HEIGHTS, OHIO  44146

             Waxman's Co-Chief Executive Officer, Armond Waxman stated, "The consummation of the Barnett public offering and the Exchange Offer have allowed us to significantly reduce indebtedness and position Barnett as an independent public company thereby creating value throughout Waxman's entire capital structure."

             The Waxman USA 11-1/8% Senior Notes due 2001 were not registered under the Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

             Waxman Industries, Inc. is a leading supplier to the repair and remodeling market in the United States. Through its wholly-owned subsidiaries, the Company, together with Barnett Inc., market and distribute a broad range of plumbing, electrical and hardware products to over 50,000 customers in the United States.